Exhibit 99.3

Unaudited pro forma CONDENSED CONSOLIDATED financial information

The following unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X to reflect the impact of the acquisition of substantially all of the assets of Red Clay Industries, Inc. (“Red Clay”) by a wholly owned subsidiary of Cardinal Infrastructure Group Inc. (the “Company”) and also to give effect to the initial public offering (the “Offering”) by the Company of its Class A Common Stock, par value $0.0001 (the “Class A Common Stock”) and Reorganization (as defined below) as described in the final prospectus (the “Prospectus”), dated December 9, 2025, filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), which is deemed to be part of the Company’s Registration Statement on Form S-1 (File No. 333-290850) as amended.

As described in the Prospectus, on October 1, 2025, the Company, through its wholly owned subsidiary Aviator Paving Company Charlotte, LLC, acquired substantially all of the assets of Red Clay pursuant to an asset purchase agreement (the “APA”) for total consideration of approximately $40.0 million, consisting of (i) $39.0 million in cash, (ii) $1.0 million of deferred cash consideration paid monthly over six months, and (iii) a customary adjustment based on a net working capital target. Red Clay is a provider of asphalt paving, concrete contracting, concrete reclamation and soil stabilization in North Carolina. In connection with the acquisition of Red Clay, on October 1, 2025, Cardinal Civil Construction, LLC, a North Carolina limited liability company (“Cardinal NC”), Cardinal Civil Contracting Holdings LLC, a Delaware limited liability company (“Cardinal”), and wholly owned subsidiaries of the Company entered into a credit facility (the “New Credit Facility”) with Truist Bank, as administrative agent and lender, and the other lenders thereto from time to time, which refinanced the approximately $6.3 million outstanding under Cardinal NC’s senior secured credit facility dated as of October 18, 2024 with Truist Bank as lender thereto (the “Prior Credit Facility”) and refinanced the approximately $74.8 million outstanding under the master equipment security agreement dated as of October 21, 2024, as amended, with Truist Equipment Finance Corp as lender thereto (the “Equipment Facility”). The Company is not a party to the New Credit Facility. The New Credit Facility, among other things, (i) established a revolving credit facility of $75.0 million in aggregate principal amount, including a $10.0 million letter of credit sub-facility and a $10.0 million swingline sub-facility and (ii) established a term loan facility of $120.0 million in aggregate principal amount. The New Credit Facility has a maturity date of October 1, 2030. The obligations under the New Credit Facility are secured by substantially all of Cardinal NC’s assets and the assets of the subsidiary guarantors. The Company used a portion of the net proceeds from the Offering to repay $24.3 million outstanding under the New Credit Facility (the “Debt Repayment”).

Following the completion of the Reorganization and the Offering, the Company is a holding company whose principal asset consists of 39.0% of the outstanding LLC Units that it acquired directly from Cardinal. Following the completion of the Offering, the Company acts as the sole managing member of Cardinal, operates and controls the business and affairs of Cardinal and, through Cardinal, conducts its business.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 presents the Company’s unaudited condensed consolidated pro forma balance sheet after giving effect to the Reorganization, including the Offering and Reorganization whereby, among other things, Cardinal acquired Cardinal NC, and the acquisition of Red Clay as if they had occurred on September 30, 2025. The following unaudited pro forma condensed consolidated statement of comprehensive income for the nine months ended September 30, 2025 and the year ended December 31, 2024 give effect to the Reorganization and the Offering, as if they had occurred on January 1, 2024. The Company has derived the unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 and the unaudited pro forma condensed consolidated statement of income for the nine months then ended from the unaudited condensed consolidated financial statements of Cardinal NC, from the unaudited condensed consolidated financial statements of the Company as of September 30, 2025 and from the unaudited condensed consolidated balance sheet of Red Clay as of September 30, 2025 and the unaudited pro forma condensed consolidated statement of income for the nine months then ended.

The Company has derived the unaudited pro forma condensed consolidated statement of comprehensive income for the year ended December 31, 2024 from the audited financial statements of Cardinal NC to reflect the accounting for the transactions described below in accordance with accounting policies generally accepted in the United States (“GAAP”). The unaudited pro forma condensed consolidated financial information reflects adjustments that are described in the accompanying notes and are based on available information and certain assumptions the Company believes are reasonable but are subject to change. The Company was formed on June 12, 2025 and on July 31, 2025 was capitalized at $200, and had insignificant results of operations until the completion of the Offering; therefore, its historical results of operations for the period then ended are not shown in separate columns in the unaudited pro forma condensed consolidated statement of comprehensive income.

As a public company, the Company will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. The Company expects to incur additional annual expenses related to being a public company and, among other things, additional directors’ and officers’ liability insurance, director fees, costs for reporting requirements of the SEC, transfer agent fees, costs for hiring additional accounting, legal, and administrative personnel, increased auditing and legal expenses, and other related costs. Due to the scope and complexity of these activities, the amount of these costs would be based on subjective estimates and assumptions that could not be factually supported. The Company has not included any pro forma adjustments related to these costs.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Red Clay acquisition, Offering, and Reorganization and had been completed as of the dates set forth above, nor is it indicative of the Company’s future results.

Summary of the Transactions

Red Clay Acquisition

The Company has consummated the acquisition of Red Clay. The pro forma adjustments related to the acquisition of Red Clay are described in the notes to the unaudited pro forma condensed consolidated financial information and primarily include the assumptions that:

●	In connection with the Company’s acquisition of Red Clay, certain employees of Red Clay received grants of equity unit interests in Cardinal. The issued unit awards vested prior to the IPO. The fair value of these units is estimated to be $21.00 per unit, which is equal to the initial public offering price per share of Class A Common Stock.

●	On October 1, 2025, Cardinal NC, Cardinal and the Company’s wholly owned subsidiaries entered into the New Credit Facility, which refinanced the approximately $6.3 million outstanding under the Prior Credit Facility and refinanced the approximately $74.8 million outstanding under the Equipment Facility. The Company is a guarantor of the New Credit Facility. The New Credit Facility, among other things, (i) established a revolving credit facility of $75.0 million in aggregate principal amount, including a $10.0 million letter of credit sub-facility and a $10.0 million swingline sub-facility and (ii) established a term loan facility of $120.0 million in aggregate principal amount. The New Credit Facility has a maturity date of October 1, 2030. The obligations under the New Credit Facility are secured by substantially all of Cardinal NC’s assets and the assets of the subsidiary guarantors. The Company utilized $39.0 million of this facility to finance the Red Clay acquisition. As described below, the Company utilized a portion of the net proceeds from the Offering to repay $24.3 million outstanding under the New Credit Facility (the “Debt Repayment”). The consummation of the Offering was not subject to any financing condition. Therefore, the unaudited pro forma condensed consolidated financial information herein reflects the net incremental borrowing as related to the Red Clay acquisition.

Reorganization Transactions

The Company has consummated the following organizational transactions (collectively, the “Reorganization”) in connection with the Offering (such Reorganization and Offering, the “Transactions”). The pro forma adjustments related to the Reorganization are described in the notes to the unaudited pro forma condensed consolidated financial information and primarily include the assumptions that:

●	the Company merged (i) first, newly formed merger subsidiaries of Cardinal NC with and into each of Cardinal NC’s non-wholly owned subsidiaries so that the minority equity holders of such non-wholly owned subsidiaries became equity holders of Cardinal NC and such non-wholly owned subsidiaries of Cardinal NC became wholly owned subsidiaries of Cardinal NC and (ii) subsequently, a newly formed merger subsidiary of Cardinal with and into Cardinal NC so that the members of Cardinal NC became members of Cardinal and Cardinal NC became a wholly owned subsidiary of Cardinal;

●	Cardinal NC and the lenders of CCCRE Holdings, LLC (“CCCRE”) amended their underlying credit agreements to remove the Company’s guarantees for CCCRE’s outstanding notes payable. As a result of these amended agreements, Cardinal NC no longer has the power to direct the activities that most significantly affect CCCRE’s economic performance and is no longer obligated to absorb potential losses of CCCRE. Accordingly, Cardinal NC concluded that it is no longer the primary beneficiary of CCCRE, a variable interest entity (“VIE”), and should deconsolidate CCCRE;

●	prior to the consummation of Offering, the Company amended and restated Cardinal’s existing operating agreement to, among other things, (i) recapitalize all existing ownership interests in Cardinal NC into 30,887,813 LLC Units of Cardinal after applying a conversion ratio of approximately 2,429 to one (and before giving effect to the use of the proceeds of the Offering), (ii) appoint the Company as the sole managing member of Cardinal upon its acquisition of LLC Units in connection with the Offering, and (iii) provide certain redemption rights to the members of Cardinal prior to the Offering and Reorganization (the “Continuing Equity Holders”), including the Company’s Chief Executive Officer and Chief Financial Officer and the Chief Operating Officer of Cardinal NC;

●	the Company amended and restated its certificate of incorporation to, among other things, (i) reclassify all outstanding shares of Common Stock into 1,718,750 shares of Class A Common Stock, as adjusted for an approximately 86 to one forward stock split, (ii) provide for Class A Common Stock, with each share of the Company’s Class A Common Stock entitling its holder to one vote per share on all matters presented to the Company’s stockholders generally, (iii) provide for Class B Common Stock, with each share of the Company’s Class B Common Stock entitling its holder to one vote per share on all matters presented to the Company’s stockholders generally, (iv) provide that shares of the Company’s Class B Common Stock may only be held by the Continuing Equity Holders and their respective permitted transferees as described in “Description of Capital Stock — Common Stock — Class B Common Stock;” and (v) provide for preferred stock, which can be issued by the Company’s board of directors in one or more series without stockholder approval;

●	the Company issued 23,387,813 shares of its Class B Common Stock (after giving effect to the use of the net proceeds of the Offering) to the Continuing Equity Holders, which is equal to the number of LLC Units held by such Continuing Equity Holders, at the time of such issuance of Class B Common Stock, for nominal consideration;

●	the Company issued 13,225,000 shares of its Class A Common Stock to the purchasers in the Offering (which includes the exercise in full of the underwriters’ option to purchase additional shares of Class A Common Stock) in exchange for net proceeds of approximately $258.3 million at the initial public offering price of $21.00 per share, less the underwriting discount;

●	the Company utilized the net proceeds from the Offering to purchase 14,943,750 newly issued LLC Units from Cardinal for approximately $258.3 million;

●	Cardinal used the net proceeds from the issuance of the newly issued LLC Units to the Company, as follows: (i) to redeem LLC Units from certain Continuing Equity Holders for $157.5 million in aggregate, (ii) to repay approximately $24.3 million of borrowings outstanding under the New Credit Facility, (iii) to pay estimated offering expenses of $5.3 million and (iv) the remainder, for general corporate purposes; and

●	the Company entered into a registration rights agreement with the Continuing Equity Holders and a tax receivable agreement with Cardinal and the Continuing Equity Holders. For a description of the terms of the Registration Rights Agreement and the Tax Receivable Agreement, see the Prospectus.

Immediately following the consummation of the Transactions (including the Offering and use of the net proceeds from the Offering):

●	the Company is a holding company and its principal asset consists of the LLC Units it acquired directly from Cardinal;

●	the Company is the sole managing member of Cardinal and controls the business and affairs of Cardinal;

●	the Company owns, directly or indirectly, 14,943,750 LLC Units of Cardinal, representing approximately 39.0% of the economic interest in Cardinal;

●	the Continuing Equity Holders own (i) 23,387,813 LLC Units of Cardinal, representing approximately 61.0% of the economic interest in Cardinal and (ii) 23,387,813 shares of Class B Common Stock of the Company, representing approximately 61.0% of the combined voting power of all of the Company’s common stock;

●	the purchasers in the Offering own (i) 13,225,000 shares of Class A Common Stock of the Company, representing approximately 34.5% of the combined voting power of all of the Company’s common stock and 88.5% of the economic interest in the Company, and (ii) through the Company’s ownership of LLC Units, indirectly hold approximately 34.5% of the economic interest in Cardinal; and

●	the Company is a holding company and its principal asset consists of 100% of the outstanding membership interests in Cardinal, and Cardinal is the sole managing member of Cardinal NC and controls the business and affairs of Cardinal NC.

As the sole managing member of Cardinal, the Company operates and controls all of the business and affairs of Cardinal and, through Cardinal, conducts the Company’s business. Following the Transactions, including the Offering, the Company controls the management of Cardinal as its sole managing member. As a result, the below pro formas adjustments below reflect the Company consolidating Cardinal and recording a significant noncontrolling interest in a consolidated entity in the Company’s consolidated financial statements for the economic interest in Cardinal held by the Continuing Equity Holders.

Expected Accounting Treatment of the Offering and Reorganization Transactions

Following the completion of the Transactions, the Company became the sole managing member of Cardinal. Although the Company has a minority economic interest in Cardinal, the Company has the sole voting interest in, and control of, the business and affairs of Cardinal. As a result, the pro forma adjustments consolidate Cardinal and record a significant noncontrolling interest in equity in the Company’s consolidated financial statements for the economic interest in Cardinal held directly or indirectly by the Continuing Equity Holders.

Under GAAP, since the members of Cardinal prior to the exchange continued to hold a controlling interest in Cardinal after the exchange (i.e., there was no change in control of Cardinal) and because the Company was considered a “shell company” which does not meet the definition of a business, the financial statements of the consolidated entity represent a continuation of the financial position and results of operations of Cardinal. Accordingly, the historical cost basis of assets, liabilities, capital, and accumulated earnings of Cardinal are carried over to the consolidated financial statements of the merged company as a common control transaction. Also, after consummation of the Offering, the Company became subject to U.S. federal, state, and local income taxes with respect to its allocable share of any taxable income of Cardinal which will be taxed at the prevailing corporate tax rates.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2025

	Cardinal Group	Cardinal Historical	Red Clay Historical	Red Clay and Acquisition Financing Transaction Accounting Adjustments	Notes	Reorganization Adjustments	Notes	Offering Adjustments	Notes	Pro Forma Consolidated
Assets
Current assets:
Cash	$74,460	$18,386,648	$2,090,203	$39,430,372	4(a)	$3,089	6(a)	$258,284,250	6(b)	$90,030,299
				(39,000,000)	2(a)	(74,260)	6(h)	(5,274,260)	6(c)
				(2,090,203)	2(b)			(157,500,000)	6(d)
								(24,300,000)	6(f)
Accounts receivable, net	—	61,347,731	7,123,370							68,471,101.00
Contract assets	—	40,375,000	1,208,228							41,583,228.00
Prepaid expenses	—	1,447,093	10,422	(1,050)	2(b)	—				1,456,465
Other assets	1,525,740	2,803,156				—		(2,131,996)	6(c)	2,196,900
Total current assets	1,600,200	124,359,628	10,432,223	(1,660,881)		(71,171)		69,077,994		203,737,993
Property and equipment, net	—	71,391,057	8,516,177	606,323	2(b)	—				80,513,557
Operating lease right-of-use assets	—	5,813,977		328,427	2(b)	—				6,142,404
Deferred tax asset	—	—				44,883,386	6(g)			44,883,386
Goodwill	—	10,977,236		12,758,359	2(b)					23,735,595.45
Other intangible assets	—	1,114,785		16,800,000	2(d)					17,914,785.00
Total assets	$1,600,200	$213,656,683	$18,948,400	$28,832,228		$44,812,215		$69,077,994		$376,927,720

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of notes payable	—	21,251,653	1,221,632	(1,221,632)	4(a)	—		—	6(f)	4,545,601
				(21,206,052)	4(a)
				4,500,000	4(a)
Current portion of finance lease liabilities	—	3,379,183								3,379,183
Current portion of operating lease liabilities	—	2,563,366		425,696	2(b)	—				2,989,062
Accounts payable	—	56,813,046	689,472					(606,256)	6(c)	56,896,262
Accrued distributions	—	319,213				12,549,281	6(i)			12,868,494
Accrued expenses	1,500,000	2,404,471	880,617	(880,617)	2(b)			(1,500,000)	6(c)	6,949,471
				4,545,000	2(a)
Contingent consideration payable	—	845,833		1,000,000	2(a)					1,845,833
Contract liabilities		15,758,127	1,107,357							16,865,484
Related party loans to shareholders	74,260.00					(74,260)	6(h)			—
Total current liabilities	1,574,260	103,334,892	3,899,078	(12,837,605)		12,475,021		(2,106,256)		106,339,390

Notes payable, less current portion, net of unamortized debt issuance costs	—	59,513,048	1,166,697	(1,166,697)	4(a)	—		(24,300,000)	6(f)	91,349,472
				(59,467,271)	4(a)
				117,600,000	4(a)
				(1,996,305)	4(a)
Finance lease liabilities, less current portion	—	5,863,066								5,863,066
Operating lease liabilities, less current portion	—	3,372,914		582,731	2(b)	—				3,955,645
TRA Liability	—	—				38,150,878	6(g)			38,150,878
Total liabilities	1,574,260	172,083,920	5,065,775	42,714,853		50,625,899		(26,406,256)		245,658,451

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2025

	Cardinal Group	Cardinal Historical	Red Clay Historical	Red Clay and Acquisition Financing Transaction Accounting Adjustments	Notes	Reorganization Adjustments	Notes	Offering Adjustments	Notes	Pro Forma Consolidated
Members’ equity

Retained earnings	—	41,572,763				(12,549,281)	6(i)	(7,047,314)	6(d)	—
								(21,976,168)	6(e)
Stockholders’ equity
Class A Common stock, par value $0.0001 per share; no shares authorized, no shares issued and outstanding, actual; 500,000,000 shares authorized, 14,943,750 shares issued and outstanding, pro forma	200							1,323	6(b)	1,523
Class B Common stock, par value $0.0001 per share; no shares authorized, no shares issued and outstanding, actual; 500,000,000 shares authorized, 30,887,813 shares issued and outstanding, pro forma	—					3,089	6(a)	(750)	6(d)	2,339
Preferred stock $0.0001 par value per share, no shares authorized, issued and outstanding, actual; 10,000,000 authorized, no shares issued and outstanding, pro forma	—									—
Red Clay Common Stock			1,500	(1,500)	2(c)					—
Additional paid-in-capital	25,740		25,000	(25,000)	2(c)	6,732,508	6(g)	258,282,928	6(b)	50,299,355
				(1,399,942)	5(a)			(5,300,000)	6(c)
								(150,451,936)	6(d)
								(57,589,942)	6(e)
Due from shareholder			(27,395)	27,395	2(c)					—
Retained earnings			13,883,520	(13,883,520)	2(c)					—
Noncontrolling interests attributable to Cardinal Infrastructure Group Inc.	—			1,399,942	5(a)			79,566,110	6(e)	80,966,052
Total members’/stockholders equity	25,940	41,572,763	13,882,625	(13,882,625)		(5,813,684)		95,484,250		131,269,269
Total liabilities and equity	$1,600,200	$213,656,683	$18,948,400	$28,832,228		$44,812,215		$69,077,994		$376,927,720

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF COMPREHENSIVE INCOME
For the Nine Months Ended September 30, 2025

	Cardinal Group	Cardinal Historical	Red Clay Historical	Red Clay and Acquisition Financing Transaction Accounting Adjustments	Notes	Reorganization Adjustments	Notes	Offering Adjustments	Notes	Pro Forma Consolidated
Revenues	$—	$310,235,696	$37,130,494							$347,366,190
Cost of revenues	—	245,301,817	30,128,634							275,430,451
General and administrative	—	10,072,170	1,450,020	2,356,097	3(a)	97,980	6(aa)			13,976,267
Administrative wages and benefits			2,356,097	(2,356,097)	3(a)					—
Depreciation expense	—	17,715,174	1,206,185	373,536	2(e)	(13,483)	6(aa)			19,281,412
Amortization expense	—	5,601,216		1,564,286	2(d)					7,165,502
Loss (gain) on disposal of property and equipment	—	(128,262)								(128,262)
Income from operations	—	31,673,581	1,989,558	(1,937,822)		(84,497)		—		31,640,820

Other income (expense):
Interest income			928	(928)	3(c)					—
Interest expense, net	—	(3,871,909)	(209,535)	(2,078,775)	4(b)	70,791	6(aa)	1,149,086	6(bb)	(4,940,342)
Other expense, net	—	90,028		—		(115,836)	6(aa)			(25,808)
Total other expense, net	—	(3,781,881)	(208,607)	(2,078,775)		(45,045)		1,149,086		(4,965,222)

Net income before taxes	—	27,891,700	1,780,951	(4,016,597)		(129,542)		1,149,086		26,675,598
Income tax expense	—	(1,691,154)	(227,722)	426,246	5(c)	(774,104)	6(cc)	(102,038)	6(cc)	(2,368,772)
Net income, including noncontrolling interests	$—	$26,200,546	$1,553,229	$(3,590,351)		$(903,646)		$1,047,048		$24,306,826
Less: Net income attributable to noncontrolling interests	$—	6,463,278	$—	(1,242,940)	5(d)	(6,463,278)	6(dd)	$16,073,629	6(ee)	14,830,689
Net income attributable to the Company	$—	$19,737,268	$1,553,229	$(2,347,411)		$5,559,632		$(15,026,581)		$9,476,137
Pro forma per share data:
Pro forma net income per share
Basic and diluted									(8)	$0.63
Pro forma weighted average shares used to compute pro forma net income per share
Basic and diluted									(8)	14,943,750

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended December 31, 2024

	Cardinal Group	Cardinal Historical	Red Clay Historical	Red Clay and Acquisition Financing Transaction Accounting Adjustments	Notes	Reorganization Adjustments	Notes	Offering Adjustments	Notes	Pro Forma Consolidated
Revenues	$—	$315,187,523	$44,897,586							$360,085,109
Cost of revenues	—	249,888,575	36,594,420							286,482,995
General and administrative	—	10,687,302	1,027,996	2,468,432	3(a)	96,670	6(aa)			20,045,887
				5,765,487	5(b)
Administrative wages and benefits			2,468,432	(2,468,432)	3(a)					—
Depreciation expense	—	18,663,746	1,528,621	1,466,883	2(e)	(19,263)	6(aa)			21,639,987
Amortization expense	—	—	—	4,285,714	2(d)	—				4,285,714
Loss (gain) on disposal of property and equipment	—	13,534		(148,869)	3(b)					(135,335)
Income from operations	—	35,934,366	3,278,117	(11,369,215)		(77,407)		—		27,765,861

Other income (expense):
Interest income			2,602	(2,602)	3(c)					—
Interest expense, net	—	(4,828,058)	(116,077)	(3,323,353)	4(b)	126,564	6(aa)	1,532,115	4(b), 6(bb)	(6,608,809)
Other expense, net	—	(1,456,565)				(159,079)	6(aa)			(1,615,644)
Gain on disposal of property and equipment			148,869	(148,869)	3(b)					—
Total other expense, net	—	(6,284,623)	35,394	(3,474,824)		(32,515)		1,532,115		(8,224,453)

Net income before taxes	—	29,649,743	3,313,511	(14,844,038)		(109,922)		1,532,115		19,541,409
Income tax expense	—	(1,352,509)	(182,643)	1,206,545	5(c)	(1,270,604)	6(cc)	(136,050)	6(cc)	(1,735,261)
Net income, including noncontrolling interests	$—	$28,297,234	$3,130,868	$(13,637,494)		$(1,380,526)		$1,396,065		$17,806,147
Less: Net income attributable to noncontrolling interests	—	6,939,888		(6,410,566)	5(d)	(6,939,888)	6(dd)	17,274,898	6(ee)	10,864,332
Net income attributable to the Company	$—	$21,357,346	$3,130,868	$(7,226,928)		$5,559,362		$(15,878,833)		$6,941,815
Pro forma per share data:
Pro forma net income per share
Basic and diluted									(8)	$0.46
Pro forma weighted average shares used to compute pro forma net income per share
Basic and diluted									(8)	14,943,750

Note 1 — Basis of Presentation Description of the Business Combination

On October 1, 2025, the Company, through its wholly owned subsidiary Aviator Paving Company Charlotte, LLC, acquired substantially all of the assets of Red Clay pursuant to the APA for a total consideration of approximately $40.0 million consisting of (i) $39.0 million in cash,(ii) the assumption of approximately $1.0 million of liabilities and (iii) an estimated net working capital payment expected to be $4.5 million. Red Clay is a provider of asphalt paving, concrete contracting, concrete reclamation and soil stabilization in North Carolina.

The unaudited pro forma condensed consolidated financial statements reflect adjustments for the acquisition of Red Clay, the Reorganization and the Offering. Following the Transactions, the Company is the sole managing member of Cardinal, with control over its business and affairs, and will consolidate Cardinal in its financial statements, recognizing a significant noncontrolling interest for the Continuing Equity Holders.

Under GAAP, because there is no change in control of Cardinal, and the Company is a shell company, the transaction is accounted for as a common control transaction. Accordingly, Cardinal’s historical cost basis for assets, liabilities, and equity is carried forward. Following the offering, the Company will be subject to U.S. federal, state, and local income taxes on its share of Cardinal’s taxable income at prevailing corporate rates.

The Red Clay business combination has been accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has preliminarily estimated the fair value of Red Clay’s assets acquired and liabilities assumed and conformed the accounting policies of Red Clay to its accounting policies.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of any expected cost savings or other synergies from the Red Clay acquisition as the result of restructuring activities and other planned cost savings initiatives following the completion of the business combination. These adjustments are excluded because they reflect actions the Company intends to undertake after the business combination.

Note 2: Preliminary Purchase Price and Allocation for the Red Clay Acquisition

The acquisition was accounted for as a business combination under ASC 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values as of the Red Clay acquisition date, which for the purposes of these pro forma financial statements, is assumed to be September 30, 2025 (the “Acquisition Date”).

a)	The unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 reflects the estimated purchase price as follows as if the Red Clay acquisition occurred on September 30, 2025:

Cash	$39,000,000
Deferred consideration	1,000,000
Estimated net working capital adjustment payable	4,545,000
Total consideration	$44,545,000

b)	The unaudited pro forma condensed consolidated financial information reflects the estimated fair value of assets acquired and liabilities assumed as follows as if the Red Clay acquisition occurred on September 30, 2025:

Accounts receivable	$7,123,370
Contract assets	1,205,607
Prepaid expenses	9,372
Property, plant and equipment	9,122,500
Operating lease right of use assets	328,427
Intangible assets	16,800,000
Goodwill	12,758,359
Accounts payable	(689,472)
Contract liabilities	(1,104,736)
Current portion of operating lease liabilities	(425,696)
Operating lease liabilities, less current portion	(582,731)
Total net assets acquired	$44,545,000

Assets not acquired from Red Clay, specifically cash, notes payable (see Note 4), and accrued expenses were excluded and adjusted out from the Red Clay historical condensed consolidated balance sheet as of September 30, 2025.

c)	Reflects the elimination of historical equity of Red Clay as if the Red Clay acquisition occurred on September 30, 2025.

The pro forma purchase accounting adjustments included in the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 are as follows:

d)	The fair value and weighted average estimated useful life of identifiable intangible assets and their respective impact on additional amortization expense are estimated as follows as if the Red Clay acquisition occurred on January 1, 2024:

			Annual Amortization ($)
Intangible assets:	Fair Value ($)	Weighted average useful life (years)	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024

Customer relationships	14,600,000	7	1,564,286	2,085,714
Backlog	1,700,000	0.67	-	1,700,000
Trade name	500,000	1	-	500,000
Total	16,800,000		1,564,286	4,285,714

e)	The depreciation expense related to acquired property and equipment was adjusted to reflect the respective impact of the estimated fair value and estimated useful lives of 5.1 years as if the Red Clay acquisition occurred on January 1, 2024.

The amounts presented above reflect preliminary estimates of purchase accounting under ASC 805 and related fair value measurements. These amounts are unaudited and subject to change pending completion of ongoing valuation procedures for balances disclosed, any impacts for deferred income taxes, and the final determination of the net working capital adjustment pursuant to the APA.

Property and equipment will be depreciated using the double-declining balance method, consistent with the Company’s policy for similar assets, with estimated useful lives of five to six years based on the condition of the acquired equipment. Backlog will be amortized in proportion to the recognition of the related project revenue, which is expected to be completed within approximately eight months. Other identifiable intangible assets will be amortized on a straight-line basis over their estimated useful lives as follows: customer relationships over seven years and trade names over one year.

The excess of purchase consideration over the fair value of net assets acquired was recorded as goodwill. The goodwill recognized is attributable to qualitative factors such anticipated cost synergies and future growth in the combined business as well as the value of the assembled workforce acquired. Goodwill recognized in the acquisition is expected to be deductible for U.S. federal income tax purposes and amortized over 15 years.

The fair value of the intangible assets were determined using a Level 3 fair value measurement under ASC 820, as the valuation relied on significant unobservable inputs. Management has determined that the customer relationships represent the most significant intangible asset acquired, and therefore disclosures focus primarily on this asset. The Company applied the multi-period excess earnings method, which estimates the present value of after-tax cash flows attributable to existing customers after deducting contributory asset charges. Key assumptions included projected revenues and operating margins, an attrition rate of 15%, a discount rate of 34.5%, and a tax amortization period of 15 years. The resulting fair value of customer relationships was $14.6 million.

A hypothetical 250 basis point decrease/increase in the customer attrition rate would increase/decrease the fair value of the customer relationship by approximately $1.3 million. A hypothetical 100 basis point decrease/increase in the discount rate would increase/decrease the fair value of the customer relationship by approximately $0.3 million.

Note 3: Reclassification Adjustments for the Red Clay Acquisition

The pro forma reclassification adjustments included in the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 are as follows:

a)	The Company recognizes Administrative wages and benefits costs within General and administrative, while Red Clay recognizes these costs as a discrete presented item. Therefore, this adjustment conforms the presentation of Administrative wages and benefits costs to the Company’s presentation.

b)	The Company recognizes Loss (gain) on disposal of property and equipment as a component of Income from operations, while Red Clay recognizes this income in a discrete presentation within other income. Therefore, this adjustment conforms the presentation of the gain on disposal of property and equipment to the Company’s presentation.

c)	The Company recognizes Interest Expense, net, while Red Clay recognizes Interest income and expense discretely. Therefore, this adjustment conforms the presentation of Interest income the Company’s presentation.

Note 4: Financing Adjustments

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 reflects the following financing-related adjustments for transaction accounting associated with the Red Clay acquisition:

a)	The net increase to debt reflects borrowings on the New Credit Facility of $39.0 million related to the purchase of Red Clay. In addition, financed issuance costs of approximately $2.0 million are recognized as an increase and offset to Notes payable. These adjustments are reflected as if they occurred on September 30, 2025. Red Clay’s outstanding debt of $7.3 million was not assumed by the Company upon consummation of the acquisition and reflects $24.3 million repaid out of proceeds from the Offering (See Note 6(f)). These are recognized at provisional estimates as follows:

Amount
Pro forma transaction accounting adjustments:
Decrease for removal of Red Clay’s existing debt (current portion)	$(1,221,632)
Decrease for removal of Red Clay’s existing debt (less current portion)	(1,166,697)
Decrease for refinancing of Cardinal’s existing debt (current portion)	(21,206,052)
Decrease for refinancing of Cardinal’s existing debt (less current portion)	(59,467,271)
Increase for the New Credit Facility Debt utilized to finance the Red Clay Acquisition and refinance the Prior Credit Facility and Equipment facility	122,100,000
Increase for financed issuance costs related to the New Credit Facility	(1,996,305)
Net pro forma transaction accounting adjustments to Debt in connection with Red Clay and Acqusition Financing Transaction	37,042,043

Pro forma offering adjustments:
Decrease in principal for repayment of New Credit Facility from the proceeds of the offering	(24,300,000)
Net pro forma transaction accounting adjustments to Debt in connection with Red Clay and Acqusition Financing Transaction and the Offering	$12,742,043

Adjustments comprise of:
Current portion of notes payable	$(17,927,684)
Notes payable, less current portion, net of unamortized debt issuance costs	$30,669,727

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 are as follows:

b)	Represents the net increase to interest expense resulting from interest on the New Credit Facility which was utilized to finance the acquisition of Red Clay and the amortization of related debt issuance costs assuming the debt was obtained January 1, 2024, offset by the historical interest expense recorded related to Red Clay and Cardinal’s existing debt, and reduction of interest expense due to the repayment of $24.3 million as if the repayment occurred January 1, 2024 (See Note 6(bb)) as follows:

	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Elimination of net interest expense and amortization of debt issuance costs - outstanding Red Clay’s debt	$(208,607)	$(113,475)
Elimination of net interest expense and amortization of debt issuance costs - outstanding Cardinal’s debt on Prior Credit Facility and Equipment Facility	$(3,783,822)	$(4,645,814)
Interest expense on New Credit facility at 6.31% (Based on SOFR of 3.93% on December 5, 2025, Plus an applicable margin of 2.38%)	5,773,804	7,698,405
Amortization of debt issuance costs Cardinal	298,328	386,839
Net pro forma transaction accounting adjustments to Debt in connection with Red Clay and Acquisition Financing Transaction	2,079,703	3,325,955
Pro forma offering adjustments:
Reduction in Interest expense due to repayment of $24.3m of New Credit Facility at 6.31% (Based on SOFR of 3.93% on December 5, 2025, Plus an applicable margin of 2.38%)	(1,149,086)	(1,532,115)
Net pro forma transaction accounting adjustments to Debt in connection with Red Clay and Acquisition Financing Transaction and the Offering	$930,617	$1,793,840

A 1/8th of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $0.1 million for the nine months ended September 30, 2025 and approximately $0.1 million for the year ended December 31, 2024 in respect of $97.8 million in borrowings under the New Credit Facility after adjustments reflecting a $24.3 million principal repayment.

Note 5: Other Adjustments for the Red Clay Acquisition

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 are as follows:

a)	Reflects the net effect within retained earnings and non-controlling interests related to equity granted to management in connection with the acquisition of Red Clay. The value of this adjustment is based on an estimated fair value of the stock grant derived based on the initial public offering price of $21.00 per share multiplied by an equivalent number of shares of Class B Common Stock, the adjustment reflects the amount of the expense not allocable to the historic noncontrolling interest as if the transaction occurred on September 30, 2025.

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 are as follows:

b)	Reflects the stock-based compensation expense recognized within general and administrative expense related to equity granted to management in connection with the acquisition of Red Clay which vest prior to the acquisition as if the acquisition occurred on occurred on January 1, 2024. The value of this adjustment is based on an estimated fair value of the stock grant derived based on the initial public offering price of $21.00 per share multiplied by an equivalent number of shares of Class B Common Stock granted.

c)	Provides for an assumed income tax expense on the Company’s share of Red Clay earnings which is calculated at 8.88% of income before income tax expense. Following the Transactions, the Company will be subject to U.S. federal income taxes in addition to applicable state and local taxes with respect to the Company’s allocable share of net taxable income of Cardinal. Accordingly, the Company has provided income taxes assuming a blended federal, state, and local rate of 22.78% on the Company’s allocable share of taxable income, and assuming no adjustments for non-taxable or non-deductible amounts of income and expenses. The actual rate could vary from the rate used in the pro forma financial statements.

d)	Reflects the portion of the Company’s net income allocable to the noncontrolling interest related to Red Clay based on a 39.0% economic interest with control of the management of Cardinal. The Continuing Equity Holders will own the remaining 61.0% economic interest in Cardinal, which will be accounted for as a noncontrolling interest in the Company’s future consolidated financial statements.

Note 6: Adjustments to unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of income

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 are as follows:

(a)	Reflects the net effect on cash and cash equivalents and stockholders’ equity of the issuance of shares of Class B Common Stock to the Continuing Equity Holders, which is equal to the number of LLC Units held by such Continuing Equity Holders, at the time of such issuance of Class B common stock, for nominal consideration.

(b)	Reflects the net effect on cash and cash equivalents and stockholders’ equity of the receipt of the Offering proceeds to the Company of $258.3 million, based on the sale of 13,225,000 shares of Class A Common Stock (which includes the exercise in full of the underwriters’ option to purchase additional shares of Class A Common Stock) at the initial public offering price of $21.00 per share, after deducting the estimated underwriting discount.

(c)	Reflects deferred offering costs expenses incurred in connection with the Transactions, including the Offering, that the Company and Cardinal have incurred, will bear or reimburse to the Company and the corresponding offset to offering proceeds as if the Offering occurred on September 30, 2025.

(d)	Reflects the purchase of 7,500,000 LLC Units from certain of the Continuing Equity Holders for $157.5 million in the aggregate.

(e)	Upon completion of the Reorganization, the Company will become the sole managing member of Cardinal. Although the Company will have a minority economic interest in Cardinal, the Company will have the sole voting interest in, and control of the management of, Cardinal. As a result, the Company will consolidate the financial results of Cardinal and will report a noncontrolling interest related to the interests in Cardinal held by the Continuing Equity Holders on the Company’s consolidated balance sheet. Immediately following the Reorganization, the Offering and after the exercise of the underwriters’ option to purchase additional shares of the Company’s Class A Common Stock in full, the economic interests held by the noncontrolling interest are approximately 61.0%.

(f)	Reflects a decrease in cash and cash equivalents and debt for the repayment of $24.3 million in borrowings on the New Credit Facility as if it occurred on September 30, 2025.

(g)	Reflects adjustments for deferred tax assets and obligations under the Tax Receivable Agreement triggered by the purchase of LLC Units from each of the Continuing Equity Holders in connection with the completion of the Offering. The pro forma adjustments reflect the following:

●	Estimated deferred tax benefit of approximately $44.9 million recognized for the tax benefit of the difference in basis between reporting under GAAP and income tax reporting purposes associated with the purchase of LLC Units from each of the Continuing Equity Holders. In connection with this purchase, the Company intends to make an election under Section 754 of the Code, which will allow the Company to succeed to the aggregate historical tax basis of LLC Units. The total tax benefit from such historical tax basis, including any increases thereto as a result of the Transactions, will primarily be amortized over 15 years pursuant to Section 197 of the Code, subject to further allocation adjustments to be made at the time of preparation of the Company’s tax returns.

●	Corresponding liability under the Tax Receivable Agreement triggered by the purchase of LLC Units from each of the Continuing Equity Holders of $38.2 million representing 85% of the amount of tax benefits that the Company expects to realize related to certain tax basis adjustments and payments made under the Tax Receivable Agreement.

●	Credit to Additional paid-in capital associated with the deferred tax assets ($44.9 million) reduced by a charge for the obligation under the Tax Receivable Agreement for a total adjustment of $38.2 million, for a total net credit of $6.7 million.

(h)	Reflects a decrease in cash and cash equivalents and related party loans to shareholders for the repayment of $0.1 million in borrowings from related parties within the Company as if it occurred on September 30, 2025. This loan was subsequently repaid in November 2025. .

(i)	Reflects an increase in accrued distributions and corresponding decrease in members equity for $12.5 million in tax distributions paid subsequent to September 30, 2025 from Cardinal as if it occurred on September 30, 2025.

Due to the uncertainty as to the amount and timing of future redemptions or exchanges of the LLC Units by the Continuing Equity Holders and as to the price per share of the Company’s Class A Common Stock at the time of any such exchanges, the unaudited pro forma condensed consolidated financial information does not assume any future exchanges of LLC Units. See Note 2, Deferred Income Taxes and Tax Receivable Agreement for further discussion.

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 are as follows:

(aa)	Reflects a decrease in depreciation, interest expense, and equity in income of unconsolidated affiliates and an increase in general and administrative expenses as if CCCRE deconsolidated on January 1, 2024.

(bb)	Reflects a decrease in interest expense as if the repayment of approximately $24.3 million of borrowings on the New Credit Facility occurred on January 1, 2024 as reflected within Note 3(b).

(cc)	Provides for an assumed income tax expense on the Company’s earnings which is calculated at 8.88% of income before income tax expense. Following the Transactions, the Company will be subject to U.S. federal income taxes in addition to applicable state and local taxes with respect to the Company’s allocable share of net taxable income of Cardinal. Accordingly, the Company has provided income taxes assuming a blended federal, state, and local rate of 22.78% on its allocable share of taxable income, and assuming no adjustments for non-taxable or non-deductible amounts of income and expenses. The actual rate could vary from the rate used in the pro forma financial statements.

(dd)	Reflects the elimination of noncontrolling interests attributable to Cardinal NC as a result of minority equity holders of non-wholly owned subsidiaries becoming equity holders of Cardinal NC and such non-wholly owned subsidiaries of Cardinal NC became wholly owned subsidiaries of Cardinal NC, as if it occurred on occurred on January 1, 2024.

(ee)	Reflects the portion of the Company’s net income allocable to the noncontrolling interest. After the Transactions, the Company became the managing member of Cardinal with a 39.0% economic interest but will control the management of Cardinal. The Continuing Equity Holders own the remaining 61.0% economic interest in Cardinal, which will be accounted for as a noncontrolling interest in the Company’s future consolidated financial statements.

Note 7: Deferred income taxes and Tax Receivable Agreement

As described above, the Company used the net proceeds from the offering to purchase newly issued LLC Units directly from Cardinal, and Cardinal used a portion of the net proceeds to purchase existing LLC Units from each Continuing Equity Holder. As a result of the Company’s post Offering organizational structure, the Company expects to obtain (i) an allocable share (and increases thereto) of existing tax basis in Cardinal’s assets and tax basis adjustments with respect to such assets resulting from (a) the Company’s purchase of LLC Units from each Continuing Equity Holder in connection with the Transactions, as described above, (b) any future redemptions or exchanges of LLC Units from the Continuing Equity Holders, (c) certain distributions (or deemed distributions) by Cardinal, and (d) payments made under the Tax Receivable Agreement; and (ii) certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. The Company intends to treat any redemption or exchange of LLC Units for its Class A Common Stock or cash as a direct purchase of LLC Units from the Continuing Equity Holders for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Units are surrendered by the Continuing Equity Holders to Cardinal for redemption or sold to us upon the exercise of its election to acquire such LLC Units directly. Moreover, as a result of the application of the principles of Section 704(c) of the Code and the U.S. Treasury regulations issued thereunder, which require that items of income, gain, loss and deduction attributable to property owned by Cardinal on the date that the Company purchases LLC Units directly from Cardinal with a portion of the proceeds from the Offering must be allocated among the members of Cardinal to take into account the difference between the fair market value and the adjusted tax basis of such assets on such date, Cardinal may be required to make certain special allocations of its items of loss and deduction to us over time that are in excess of the Company’s pro rata share of such items of loss or deduction. Such Basis Adjustments and Section 704(c) allocations may have the effect of reducing the amounts the Company would otherwise pay in the future to various tax authorities and may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

The Company will recognize a deferred tax asset for financial reporting purposes when it is “more-likely-than-not” that it will realize the tax benefit.

In addition, the Tax Receivable Agreement provides for payment by the Company to the Continuing Equity Holders of 85% of certain tax benefits, if any, that the Company actually realizes, or in some circumstances is deemed to realize, as a result of Basis Adjustments and certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. These Tax Receivable Agreement payments are not conditioned upon one or more of the Continuing Equity Holders maintaining a continued ownership interest in Cardinal. If a Continuing Equity Holder transfers LLC Units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Holder generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such LLC Units. In general, the Continuing Equity Holders’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged, or otherwise alienated to any person without such person becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Continuing Equity Holder’s interest therein. Amounts payable under the Tax Receivable Agreement are contingent upon, among other things, generation of sufficient future taxable income during the term of the Tax Receivable Agreement.

If all of the Continuing Equity Holders were to exchange or redeem their remaining LLC Units immediately after the Offering, which is assumed to be September 30, 2025 for purposes of the pro forma information presented herein (excluding the impact of the underwriters exercising in full their option to purchase additional shares of Class A Common Stock and the use of net proceeds by Cardinal to redeem LLC Units from the Continuing Equity Holders), the Company would recognize an additional deferred tax asset of approximately $139.9 million and a related liability for payments under the Tax Receivable Agreement of approximately $119.0 million assuming, among other factors (i) all exchanges occurred on the same day; (ii) a price of $21.00 per share of Class A Common Stock; (iii) a constant corporate tax rate of 22.78%; (iv) sufficient taxable income to fully utilize the tax benefits; (v) Cardinal is able to fully depreciate or amortize its assets; and (vi) no material changes in applicable tax law. For each 5% increase (decrease) in the amount of LLC Units exchanged by the Continuing Equity Holders, the Company’s deferred tax asset would increase (decrease) by approximately $2.2 million and the related liability for payments under the Tax Receivable Agreement would increase (decrease) by approximately $1.9 million assuming that the price per share of the Class A Common Stock at the time of the exchange and the corporate tax rate remains the same. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that the Company will recognize will differ based on, among other things, the timing of the redemptions or exchanges, the price of the Company’s shares of Class A Common Stock at the time of the redemptions or exchanges, the availability of sufficient taxable income and the tax rates then in effect, and may be significantly different from the amounts described in the preceding sentence.

The Company may elect (with the approval of a majority of its independent directors) to terminate the Tax Receivable Agreement early by making an immediate cash payment equal to the present value of the anticipated future tax benefits that would be required to be paid by the Company to the Continuing Equity Holders under the Tax Receivable Agreement. The calculation of such cash payment would be based on certain assumptions, including, among others, (i) that any Continuing Equity Holders’ LLC Units that have not been exchanged are deemed exchanged, in general, for the fair market value of the Company’s Class A Common Stock that would be received by such Continuing Equity Holder if such LLC Units had been exchanged at the time of termination; (ii) the Company will have sufficient taxable income in each future taxable year to fully realize all potential tax savings; (iii) the federal tax rates for future years will be those specified in the law as in effect at the time of termination and the combined state and local tax rates will be an assumed tax rate; and (iv) certain non-amortizable assets are deemed disposed of within specified time periods. The Company will reassess the tax benefit payments liability at each reporting period based on updated exchange activity and tax benefit realization. The contractual Early Termination Rate is defined under the agreement as the lesser of (i) 6.5% per annum, compounded annually, and (ii) SOFR plus 100 basis points, which applies to early termination payments and may serve as a reference point for market participant assumptions. The Company expects that if the Tax Receivable Agreement were terminated immediately after the Offering (based on the initial public offering price of $21.00 per share of Class A Common Stock), the estimated termination payments based on management’s preliminary assumptions would be approximately $104.6 million (calculated using a 4.95% discount rate equal to the lesser of (i) SOFR plus 100 basis points and (ii) 6.5%, applied against an undiscounted liability of approximately $157.1 million based on (A) a 21% U.S. federal corporate income tax rate and (B) applicable state and local income tax rates). A 100-basis point reduction in the discount rate would result in the tax benefit payments liability of approximately $113.0 million.

Note 8: Pro forma Earnings Per Share

Pro forma net income per share is computed by dividing the net income attributable to holders of Class A Common Stock by the weighted-average shares of Class A Common Stock outstanding during the period. Shares of Class B Common Stock do not participate in earnings of the Company. As a result, the shares of Class B Common Stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net income per share.